Generex Biotechnology Corporation

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES I CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Mark A. Fletcher, does hereby certify that:

1. He is the Executive Vice-President, General Counsel and Secretary of Generex Biotechnology Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue one million (1,000,000) shares of preferred stock, of which no shares are presently issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement (as defined below), 6,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means any closing of the purchase and sale of the Preferred Stock pursuant to the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Preferred Stock have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (iv) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination)

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated March 27, 2017, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or OTC Pink (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc., the current transfer agent of the Corporation with a mailing address of 44 West Lancaster Avenue, Ardmore, PA 19002 and a facsimile number of (610) 649-7302, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series I Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 6,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3. Dividends.

a)                  Generally. Except as otherwise explicitly provided in this Section 3, the Preferred Stock shall not be entitled to receive any dividends.

b)                  Participating Dividends on As-Converted Basis. Until the Corporation has sufficient authorized Common Stock for conversion of all of the shares of Preferred Stock, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. The Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

c)                  Special Reserves. The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holders.

Section 4. Voting Rights.

a)       Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights.

b)       The Preferred Stock shall have a special one-time voting right as follows. At the first meeting of the Corporation’s stockholders following the initial issuance of the Preferred Stock, and all adjournments of such meeting, the Preferred Stock shall be entitled to vote on (i) the election of individuals to serve as members of the Board of Directors, and (ii) any proposal to increase the authorized number of shares of Common Stock. The Preferred Stock, as a class, shall be entitled to cast a number of votes on such proposal equal to fifty percent (50%) of the total number of votes entitled to be cast at such meeting (determined as of the record date for such meeting) by all other outstanding shares of the Corporation’s capital stock. Each share of Preferred Stock shall be entitled to cast a number of votes equal to the aggregate number determined pursuant to the last sentence divided by one thousand (1,000).

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders and the holders of the Corporation’s Series H Convertible Preferred Stock (the “Series H Holders”) shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Preferred Stock and for each shares of the Corporation’s Series H Convertible Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders and the Series H Holders shall be ratably distributed among the Holders and the Series H Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction shall be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a)                  Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)                  Conversion Price. The conversion price for the Preferred Stock shall equal to Two Dollars and Fifty Cents ($2.50) subject to adjustment herein (the “Conversion Price”).

c)                   Mechanics of Conversion

i.                        Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder equal to the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. Such delivery may be by book entry on the books and records of the Corporation’s transfer agent.

ii.                        Reservation of Shares Issuable Upon Conversion. The Holders acknowledge that as of the date hereof, the Corporation does not have sufficient authorized common stock to issue all of the Conversion Shares. The Corporation covenants that, after its authorized capital is increased to an amount sufficient to issue the Conversion Shares, it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

iii.                        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

iv.                        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                  Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Preferred Stock (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)                  Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d)                  Notice to the Holders.

i.                        Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                        Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. [reserved]

Section 9. Negative Covenants. As long as at least 15% of the originally issued shares of Preferred Stock are outstanding, unless the holders of at least 51% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not,

a)                  Except in compliance with Section 3(b) above, declare or pay cash dividends or distributions on Junior Securities of the Corporation;

b)                  Authorize or issue any class of capital stock senior to the Preferred Stock in liquidation; or

c)                  amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder except to the extent required to effect a reverse stock split.

Section 10. Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: General Counsel, facsimile number (416) 364-9363, e-mail address mflecther@generex.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)                  Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)                  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

e)                  Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)                   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)                  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                   Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series I Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 27th day of March, 2017.

/s/ Mark A. Fletcher
Name: Mark A. Fletcher
Title: Executive Vice-President, General Counsel and Secretary

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series I Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Generex Biotechnology Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title:

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